Exhibit 99.1

News Release	Thursday, June 29, 2006

Craig A. Dubow named Chairman of Gannett

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that its Board of Directors has elected Craig A. Dubow its Chairman effective July 1, 2006. He also will continue as President and Chief Executive Officer of the company.

Current Chairman Douglas H. McCorkindale has announced his retirement from the board and the company, effective June 30, 2006.

“Craig has demonstrated his superb ability to lead this company during the year since he became president and CEO,” said Karen Hastie Williams, Presiding Director of the Board. “In that time, he has formulated a strategic plan, begun its implementation and brought together a management team worthy of Gannett’s new vision and mission.”

“At the same time, we want to thank Doug for his tireless work at Gannett and as chairman. He has served this company with integrity, dedication and great skill,” Williams said. “In his 35 years with Gannett, he used his financial acumen to grow Gannett into the international company it is today. Along the way, he became the model media executive, demonstrating daily his ability to lead, to work with other companies in the industry and with Wall Street.”

Said Dubow: “Doug has been an invaluable mentor and a true leader. I have the greatest respect and admiration for him. And I want to sincerely thank him for all he has done for Gannett and for me.”

Dubow became president and chief executive officer on July 15, 2005. Previously, he was president and chief executive officer of Gannett Broadcasting.

He started in the broadcasting business in production and advertising sales at KPRC-TV, in Houston, Texas. Dubow began his career with Gannett in 1981 in advertising sales at Gannett’s Denver station, K*USA-TV. He held various advertising sales positions at that station before being promoted to General Sales Manager at KVUE-TV, Gannett’s station in Austin, Texas, in 1987. In 1988, Dubow was promoted to Vice President/Station Manager of KVUE-TV, and later that year he was promoted to Vice President/General Manager of the station. In 1990 he was named President and General Manager of KVUE-TV.

In 1992, he was named President and General Manager of WXIA-TV, Gannett’s NBC affiliate in Atlanta. He was given added responsibilities as Executive Vice President of Gannett Television in 1996. In 2000, he was promoted to President of the Gannett Broadcasting Division and in 2001 he was named President and CEO of Gannett Broadcasting.

Dubow, 51, serves on the board of BMI (Broadcast Music Inc.). He is a graduate of the University of Texas at Austin. He and his wife Denise have three children.

Gannett Co., Inc. is a leading international news and information company that publishes 90 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes more than 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett operates 22 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

For media inquiries, contact:	For investor inquiries, contact:
Tara Connell	Jeff Heinz
Vice President of Corporate Communications	Director, Investor Relations
(703) 854-6049	(703) 854-6917
tjconnel@gannett.com	jheinz@gannett.com